Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference into or inclusion in this Current Report on Form 8-K (including any amendments or supplements thereto, related appendices, and financial statements) (this “Current Report”) of Crescent Energy Company (the “Company”) of our firm’s audit letter dated January 14, 2022 and reserves report dated January 17, 2022, respectively, each prepared for the Company as of December 31, 2021. We hereby further consent to all references to our firm or such letters included in or incorporated by reference into this Current Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

May 18, 2022